Registration Statement No. 333-285508

Filed Pursuant to Rule 433

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES® (STARS®)

Autocallable Strategic Accelerated Redemption Securities® Linked to the VanEck® Gold Miners ETF

Issuer	Bank of Montreal (“BMO”). References on this page to “we,” “us” or “our” mean BMO.
Principal Amount	$10.00 per unit
Term	Approximately three years, if not automatically called on either of the first two Observation Dates
Market Measure	The VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”)
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The Closing Market Price of the Market Measure on the applicable Observation Date times its Price Multiplier on that day
Observation Dates	Approximately one, two and three years after the pricing date
Call Level	100% of the Starting Value
Call Amounts

In the event of an automatic call, the Call Amount payable per unit will be:

•    [$12.00 to $12.10] if called on the first Observation Date

•    [$14.00 to $14.20] if called on the second Observation Date

•    [$16.00 to $16.30] if called on the final Observation Date, each to be determined on the pricing date

Payout Profile at Maturity	If not automatically called on any of the Observation Dates, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value	100% of the Starting Value
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/927971/000121465926013739/b1030264424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
•	The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
•	Any positive return on your investment is limited to the return represented by the Call Premiums and may be less than a comparable investment directly in shares of the Market Measure or the securities held by the Market Measure.
•	Because the notes could be called as early as the first Observation Date, the term of the notes could be shortened.
•	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.
•	The initial estimated value of the notes on the pricing date, based on our proprietary pricing models, will be less than the public offering price because costs associated with offering, structuring and hedging the notes are included in the public offering price, but are not included in the initial estimated value.
•	To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	The initial estimated value of the notes is not an indication of the price, if any, at which we, BofAS or any of our respective affiliates or any other person may be willing to buy the notes from you in the secondary market (if any).
•	A trading market is not expected to develop for the notes.
•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Market Measure or the securities held by the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may adversely affect the market value of and return on the notes and may create conflicts of interest with you.
•	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS.
•	The sponsor and advisor of the Market Measure may adjust the Market Measure in a way that affects its value, and these entities have no obligation to consider your interests.
•	The sponsor of the index underlying the Market Measure may adjust such index in a way that affects its level, and has no obligation to consider your interests.
•	You will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Market Measure or the securities held by the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the Market Measure or any company included in the Market Measure, and have not verified any disclosure made by any other company.
•	There are liquidity and management risks associated with the Market Measure.
•	The performance of the Market Measure may not correlate with the performance of the securities held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or the securities held by the Market Measure may be adversely affected, sometimes materially.
•	The payment on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY STR-1.
•	The U.S. federal income tax consequences of an investment in the notes are unclear.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
•	The notes are subject to risks relating to emerging markets.
•	An investment in the notes is subject to risks associated with investing in stocks in the gold and silver mining industries.
•	The Market Measure has recently transitioned to tracking a new underlying index, which differs from the prior underlying index in important ways.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BMO has filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that BMO has filed with the SEC, for more complete information about BMO and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BMO, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling toll-free 1-800-294-1322.